Prime Sun Power Inc.

Separation and Mutual Release Agreement

This Confidential Separation and Mutual Release Agreement (“Agreement”) is entered into this 19th day of June, 2009 by and among Prime Sun Power Inc.  (the “Company”), on the one hand, and Frank Jürgens (“Executive”) on the other hand.

I. RECITALS

A. WHEREAS, Executive previously entered into an employment agreement with the Company dated January 7, 2009 (the “Employment Agreement”) with respect to rendering services as Chief Operating Officer and Interim Chief Executive Officer of the Company);

B. WHEREAS, Executive previously gave notice of intention to resign and the Company has accepted such resignation; and

C. WHEREAS, each of the parties desires to arrange for mutually acceptable terms for repayment of outstanding obligations to the Executive and to provide for release of any and all claims of any nature or kind whatsoever that either party has, ever has had, or may ever have in the future, against the other.

II. AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein, which the parties expressly agree is valuable, adequate and sufficient in all respects, the parties mutually agree as follows:

1.	Mutual General Releases.

A. The Company and its respective officers, directors, partners, principals, employees, attorneys, insurers, agents, servants, consultants, representatives, successors, heirs, assigns, control persons and affiliates, (collectively “Company Releasors”) release and forever discharge Executive and his agents, attorneys, accountants, insurers, consultants, representatives, future employers, successors and assigns (collectively, “Executive Releasees”), from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys' fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which the Company and/or the Company Releasors have, or had, claims or could claim to have against Executive, or Executive Releasees, including but not limited to any and all claims which relate to, arise from, or are in any manner pertaining to the Employment Agreement or other reason or basis whatsoever.

Mutual Release Agreement

B. Upon completion of the Settlement Payments, as defined below, Executive, hereby releases and forever discharges the Company and past and present affiliates, subsidiaries, officers, directors, shareholders, partners, principals, employees, attorneys, insurers, agents, servants, consultants, representatives, successors, heirs, assigns, control persons and affiliates of the Company and each of the Public Companies (collectively, the “Released Parties”), from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys' fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, which Executive has, had or claims to have against any or all of the Released Parties, including but not limited to any and all claims which relate to, arise from, or are in any manner connected to the Employment Agreement and/or any other monetary consideration of any nature or kind, whether accrued or not or other reason or basis whatsoever.

C. The “Settlement Payments” means the total aggregate sum of CHF 87,633.13 (Eighty Seven Thousand Six Hundred Thirty Three and 13/100 Swiss Francs) which shall be paid in two equal incremental payments on Friday, June 26, 2009 and Monday, July 27, 2009.  All Settlement Payments shall be made by wire transfer to the  account provided to the Company by Executive.

D. The Executive shall promptly deliver to the Company all books and records pertaining to the Company, including without limitation, any and all contracts, information, reports, specifications, data, in any and all media or format of any nature or kind (together with sufficient information regarding the respective application required for reading such digital data), physical notes, files, documentation, correspondence, charts and any and all other tangible or intangible materials of any type whatsoever, all information relating to the Company tax records, regulatory and legal compliance, customers, vendors, service providers, consultants, employees, partners, alliances, and any and all other information which relating to the Company, its respective officers, directors, shareholders, employees, consultants, advisers and the business or anticipated business of the Company.

2.
Termination of Agreements. The parties hereto agree and confirm that, except for this Agreement, any and all agreements, written or oral, including but not limited to the Employment Agreement, are hereby terminated and are of no further force and effect. All parties hereto agree that none of the terms, conditions or obligations, if any, have survived termination.  The parties agree that this Agreement otherwise supersedes any and all of the terms of the Employment Agreement and all parties expressly release each other from any continuing rights, duties and/or obligations under any agreements, and Executive shall make no further claim for any matters, including, without limitation, any compensation and any options even if such matters falls within the terms of the Employment Agreement.

3.
Each party agrees that this Agreement is intended to cover any and all claims or possible or contingent claims arising out of or related to those matters referenced or impliedly covered in the general release referenced above, whether the same are known, unknown or hereafter discovered or ascertained.

4.
No Executive Lawsuits.  Executive covenants and agrees that during the pendency of the period for completion of the Settlement Payments and at any time thereafter, except in the event of breach of this Agreement by the Company, shall not directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any claim, demand or cause of action at law or otherwise, against the Released Parties, or any affiliates of the Released Parties, or any for damages, loss or injury of any kind arising from, related to, or in any way connected to any activity with respect to which a release has been given pursuant to this Agreement.

Mutual Release Agreement

5.
No Company Suits.  The Company and each of the Company Releasors to the extent permitted by law covenants and agrees that during the pendency of the period for completion of the Settlement Payments and at any time thereafter, except in the event of breach of this Agreement by the Executive, shall not directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any claim, demand or cause of action at law or otherwise, against the Executive and Executive Releasees, or any of them, for damages, loss or injury of any kind arising from, related to, or in any way connected to any activity with respect to which a release has been given pursuant to this Agreement.

6.
Non-Disclosure.  The terms of this Agreement, shall remain strictly confidential, except as may otherwise be required to be disclosed by any applicable laws, rules, regulations, or to a party's attorneys, accountants or insurers, or by order of a court of competent jurisdiction.  Each signatory to this Agreement individually covenants not to disclose any of the terms of this Agreement, whether generally or specifically, to any third party, except as provided herein. Executive furthermore covenants and agrees from and after the date hereof to maintain the confidentiality of any and all information about the Company and its affiliates, agents, attorneys, accountants, insurers, representatives, consultants, successors and assigns, not otherwise available to the public, including without limitation, any and all business sources, business contacts, documents, business plans, business organizations, business structures, formulas, processes, policies, procedures, products, financial information, technical information, customers, customer lists, contact information of customers and all other similar information, in paper, electronic or any other form or format whatsoever, and also including any confidential information disclosed to the Company by any third parties.

7.
Non-Disparagement.  Each party hereby agrees not to make any remarks about the other party or any of the Released Parties that could reasonably be construed as disparaging or defamatory or adverse to the economic interests or reputational interests of the Released Parties.  Nothing herein shall be construed as a requirement on the part of either party to disclose to any third party any non-disparaging information.  Any and all compliance by the Company with respect to requisite disclosures under any and all laws, rules and regulations applicable to the Company shall be deemed not to be disparaging or defamatory.

8.
Parties to Bear Own Costs and Attorneys' Fees. Each party to this Agreement will bear its own costs, expenses, and claims to interest and attorneys' fees incurred in or arising out of, or in any way connected with the matters which are referenced or covered in the mutual releases referenced above or which were otherwise related to the subject of this Agreement.  Notwithstanding the foregoing, any party in breach of this Agreement shall indemnify and hold harmless the other party in respect of any and all fees, costs, expenses and disbursements incurred with respect to enforcement of this Agreement.

9.
Entire Agreement. This Agreement represents and contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes any and all prior oral and written agreements and understandings, including, without limitation, the Employment Agreement. No representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter shall be relied upon by the parties except those contained herein. This Agreement may not be waived, amended or modified except by an agreement signed by the party against whom enforcement of any waiver, modification or amendment is sought.

Mutual Release Agreement

10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

11.	No Assignment. The parties each represent and warrant to one another that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand covered by this Agreement.

12.	Heirs, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties' respective legal heirs, successors and assigns.

13.
Severability. Should any portion (word, clause, phrase, sentence, paragraph or section) of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.  This Agreement shall survive indefinitely.

14.
Governing Law. This Agreement is made, and will be construed, under the laws of the State of New York.  All disputes and controversies arising out of or relating to this Agreement shall be finally settled and binding under the Rules of International Chamber of Commerce (ICC).  The place of arbitration shall be Zurich, Switzerland.  The Arbitration shall be conducted in English by a single arbitrator appointed in accordance with the ICC rules.  Any award, verdict or settlement issued under such arbitration may be entered by any party for order of enforcement by any court of competent jurisdiction.  The arbitrator shall have express powers to take interim measures he or she deems necessary, including injunctive relief and measures for the protection or conservation of property, including, without limitation, confidential information and all intellectual property.

15.
Legal and Equitable Remedies. Both Parties agree that each Party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies that party may have at law or in equity for breach of this Agreement.

16.
Notices.  Any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, overnight courier with written confirmation of receipt or certified United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereto, or at such other address as such party shall have specified to the other party hereto in writing.  Any notice hereof shall be deemed to have been given only when delivered.

17.
Representation.  The officer of the Company executing this Agreement has been duly authorized to execute and deliver this Agreement as a binding obligation of the Company.  This Agreement shall be fully binding upon delivery via fax or electronically delivered signature to the same and full extent as the original thereof.

[Signature Page Follows]

Mutual Release Agreement

IN WITNESS WHEREOF, each of the Company and the Executive have duly executed this Agreement as of the date and year first set forth above.

Executive:

/s/ Frank Juergens
Frank Jürgens
Address for Notices:

Prime Sun Power Inc.

By:	/s/ Olivier de Vergnies
Name: Olivier de Vergnies
Title: Director